FACILITY EXTENSION REQUEST

March 29, 2022

KKR Financial Holdings LLC

30 Hudson Yards

New York, New York 10001

RE: That certain Unsecured Line of Credit Agreement, dated April 1, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Line of Credit Agreement”), among KKR Financial Holdings LLC, as lender (the “Lender”), KKR Real Estate Select Trust Inc., as borrower, and the other borrowers from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Line of Credit Agreement.

Ladies and Gentlemen:

This extension request (this “Facility Extension Request”) is executed and delivered by the undersigned borrower (the “Requesting Borrower”) to the Lender in connection with the Line of Credit Agreement.

Pursuant to Section 11 of the Line of Credit Agreement, the Requesting Borrower hereby requests an extension of the Stated Expiration Date for an additional term of three (3) months, so that the initial Stated Expiration Date shall be extended to July 1, 2022.

Please confirm your approval of and consent to this request by signing below where indicated and returning this Facility Extension Request to us.

[Remainder of Page Intentionally Left Blank.

Signature Page(s) Follow.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Facility Extension Request as of the date first written above.

BORROWER:

KKR REAL ESTATE SELECT TRUST INC., a Maryland corporation

By:	/s/ Michael Whyte
Name: Michael Whyte
Title: Chief Operating Officer

KREST Facility – Facility Extension Request

AGREED AND CONSENTED TO AS OF THE DATE FIRST ABOVE WRITTEN:

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Jeffrey Van Horn
Name: Jeffrey Van Horn
Title: Chief Operating Officer

KREST Facility – Facility Extension Request